Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
4 KIDS ENTERTAINMENT, INC., a New York corporation
WITH AND INTO
4LICENSING CORPORATION, a Delaware corporation

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

4 Kids Entertainment, Inc., a New York corporation (“Parent”), does hereby certify to the following facts relating to the merger of Parent with and into 4Licensing Corporation, a Delaware corporation (“Subsidiary”), with the Subsidiary remaining as the surviving corporation (the “Merger”):

FIRST: Parent was incorporated pursuant to the Business Corporation Law of the State of New York on April 28, 1970. Subsidiary was incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on December 19, 2012.

SECOND: Parent owns 100% of the outstanding shares of the capital stock of Subsidiary that, absent Section 253 of the DGCL, would be entitled to vote on the Merger.

THIRD: The board of directors of Parent (the “Board of Directors”), by the following resolutions, as a plan of merger, duly adopted on December 20, 2012, determined to merge Parent with and into Subsidiary pursuant to Section 253 of the DGCL:

WHEREAS, 4 Kids Entertainment, Inc., a New York corporation (“Parent”), owns 100% of the outstanding shares of capital stock of 4Licensing Corporation, a Delaware corporation (“Subsidiary”), that, absent Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), would be entitled to vote on the Merger (as defined below); and

WHEREAS, the board of directors of Parent (the “Board of Directors”) has deemed it advisable that Parent be merged with and into Subsidiary (the “Merger”) pursuant to Section 253 of the DGCL.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that Parent be merged with and into Subsidiary pursuant to Section 253 of the DGCL, with Subsidiary as the surviving corporation and upon consummation of which surviving corporation shall assume all of the obligations of Parent after giving effect to the Debtors’ Amended Joint Plan of Reorganization filed with the United States Bankruptcy Court for the Southern District of New York;

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock of Parent shall be converted into and shall automatically become one share of Common Stock of Subsidiary, as the surviving corporation, held by the person who was the holder of such share of Common Stock of Parent immediately prior to the Merger; provided, that, each holder of a stock certificate formerly representing shares of Common Stock of Parent shall not be entitled to any rights associated with the shares of stock represented thereby unless and until such holder surrenders such certificate to Subsidiary (or its transfer agent) for exchange for a certificate representing the shares of Subsidiary into which such shares were converted.  Until so surrendered, each stock certificate formerly representing shares of Parent shall be deemed at any time after the effective time of the Merger to represent only the right to receive, upon surrender, the number of shares of Common Stock of Subsidiary into which the shares formerly represented by such certificate were converted;

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of Subsidiary shall be canceled and no consideration shall be issued in respect thereof;

RESOLVED, that the name of surviving corporation be “4Licensing Corporation”;

RESOLVED, that the Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation;

RESOLVED, that the proper officers of Parent be and they hereby are authorized, empowered and directed to make, execute and acknowledge, in the name and on behalf of Parent, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger; including, without limitation, making any filings in the State of New York; and

IT IS FURTHER RESOLVED, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions shall be 5:00 p.m. Eastern Time on December 21, 2012, and that, insofar as the DGCL shall govern the same, said time shall be the effective time of the Merger.

FOURTH: Subsidiary shall be the surviving corporation of the Merger and the name of surviving corporation shall be “4Licensing Corporation.”

FIFTH: The Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation.

SIXTH: The proposed merger has been adopted, approved, certified, executed and acknowledged by Parent in accordance with the laws of the State of New York, under which such corporation was organized.

SEVENTH: Anything herein or elsewhere to the contrary notwithstanding, this Merger may be amended or terminated and abandoned by the Board of Directors of Parent at any time prior to the time that the Merger becomes effective.

EIGHTH: This Certificate of Ownership and Merger is made and executed pursuant to Section 253 and 303 of the DGCL.  Provisions for making and filing this Certificate of Ownership and Merger are contained in the order entered on December 13, 2012 by the United States Bankruptcy Court for the Southern District of New York, confirming the Debtors’ Amended Joint Plan of Reorganization pursuant to chapter 11 of title 11 of the United States Code.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Ownership and Merger to be duly executed as of this 21st day of December, 2012.

4 KIDS ENTERTAINMENT, INC.

By:	/s/ Bruce R. Foster
Name:	Bruce R. Foster
Title:	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer